SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BabyUniverse, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida	65-0797093
(State of Incorporation)	(I.R.S. Employer Identification No.)

1099 18th Street, Suite 1800, Denver, Colorado 80202

(Address of Principal Executive Offices)

2004 Stock Incentive Plan

2005 Stock Incentive Plan

2006 Stock Incentive Plan

(Full Title of the Plan)

Michael J. Wagner

Chief Executive Officer

BabyUniverse, Inc.

1099 18th Street, Suite 1800

Denver, Colorado 80202

(303) 228-9000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Thomas R. Stephens, Esq.

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop Street, 8th Floor

Denver, Colorado 80202

(303) 592-3100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	698,110	$10.785	$7,529,116.35	$231.14

(1)	This registration statement registers shares of common stock of BabyUniverse, Inc. (“Registrant” or the “Company”) issuable under awards granted or available for grant under the 2004 Stock Incentive Plan, the 2005 Stock Incentive Plan and the 2006 Stock Incentive Plan (collectively, the “Plans”). The Plans were originally adopted by eToys Direct, Inc. and known as, respectively, the eToys Direct, Inc. 2004 Stock Incentive Plan, the eToys Direct, Inc. 2005 Stock Incentive Plan and the eToys Direct, Inc. 2006 Stock Incentive Plan and were assumed by the Company under the Agreement and Plan of Merger dated as of March 13, 2007 by and among BabyUniverse, Inc., Baby Acquisition Sub, Inc. and eToys Direct, Inc. This registration statement also registers such additional and indeterminate number of shares of common stock of the Registrant as may become issuable as the result of stock splits, stock dividends or similar transactions affecting the common stock of the Registrant, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, based upon the average of the high and low sale prices of shares of the common stock of the Registrant on The Nasdaq Capital Market on October 31, 2007, within five business days prior to filing this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Item 1 and Item 2 of Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. However, Such information required by Item 1 and Item 2 of Part I is included in documents sent or given to participants in the Plans pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows the Company to “incorporate by reference” in this registration statement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this registration statement, and information in documents that the Company files later with the Commission will automatically update and supersede information contained in documents filed earlier with the Commission or contained in this prospectus. The Company incorporates by reference in this registration statement the documents listed below and any future filings that we may make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold; provided, however, that the Company is not incorporating, in each case, any documents or information deemed to have been “furnished” and not “filed” in accordance with Commission rules:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

•

the Company’s registration statement on Form S-4 and amendments thereto and related proxy statement/prospectus containing selected historical consolidated financial data of eToys Direct, Inc. and selected unaudited pro forma condensed combined financial data of BabyUniverse, Inc. and eToys Direct, Inc., filed with the SEC on June 14, 2007, July 23, 2007, September 7, 2007, September 28, 2007 and October 4, 2007.

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•

the Company’s Current Reports on Form 8-K filed on January 5, 2007, March 14, 2007, March 16, 2007, April 2, 2007, April 5, 2007, May 15, 2007, May 16, 2007, May 30, 2007, June 4, 2007, June 19, 2007, July 11, 2007, August 14, 2007, August 15, 2007, September 11, 2007, September 17, 2007 and October 18, 2007; and

•

the description of the Company’s capital stock contained in the Company’s registration statement on Form S-4 and amendments thereto and related proxy statement/prospectus, filed with the SEC on June 14, 2007, July 23, 2007, September 7, 2007, September 28, 2007 and October 4, 2007.

You may request a copy of any filings referred to above (excluding certain exhibits to the documents), at no cost, by writing or telephoning us at the following address:

BabyUniverse, Inc.

1099 18th Street, Suite 1800

Denver, Colorado 80202

Attention: Investor Relations

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers

The Company’s Amended and Restated Articles of Incorporation provide for the indemnification of directors and officers. The general effect of these provisions is to indemnify to the fullest extent provided, authorized, allowed or not prohibited by the Florida Business Corporation Act (the “FBCA”), any director or officer of the Company against any liability arising from any action or suit in which he is involved by the reason of the fact that he is or was a director or officer. Advances against expenses may be made and the indemnity coverage provided thereunder includes liabilities under the federal securities laws as well as in other contexts. Generally, the FBCA permits indemnification of a director of officer upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful.

Item 7.	Exemption From Registration Claimed.

Not applicable

Item 8.	Exhibits

Exhibit Number	Description of Exhibit
5.1	Opinion of Bartlit Beck Herman Palenchar & Scott LLP.

23.1	Consent of Lieberman & Associates, P.A.

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP

23.3	Consent of Ernst & Young

23.4	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

99.1	Form of Stock Incentive Plan.

99.2	Form of Option Agreement under Stock Incentive Plans.

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Each of the 2004 Stock Incentive Plan, the 2005 Stock Incentive Plan and the 2006 Stock Incentive Plan is identical in form except with respect to certain dates. Accordingly, a single Form of the Stock Incentive Plan (omitting such dates) is filed herewith as Exhibit 99.1. Except for certain grant specific information, the Option Agreements relating to each of the foregoing Plans is identical in form and content. A form of the Option Agreement (omitting any grant-specific information) is filed herewith as Exhibit 99.2.

Item 9.	Undertakings

(1) The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or

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controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 31, 2007.

BABYUNIVERSE, INC.

By:	/s/ Michael J. Wagner
Michael J. Wagner
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Wagner and Barry Hollingsworth, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael J. Wagner	President and Chief Executive Officer (Principal Executive Officer) and Director	October 31, 2007
Michael J. Wagner

/s/ Barry Hollingsworth	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 31, 2007
Barry Hollingsworth

/s/ John C. Textor	Chairman of the Board	October 31, 2007
John C. Textor

/s/ Pam Abrams	Director	October 31, 2007
Pam Abrams

/s/ Lauren Krueger	Director	October 31, 2007
Lauren Krueger

/s/ Frank Rosales	Director	October 31, 2007
Frank Rosales

/s/ John Schaefer	Director	October 31, 2007
John Schaefer

	Director	October , 2007
Edward Ulbrich

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1	Opinion of Bartlit Beck Herman Palenchar & Scott LLP

23.1	Consent of Lieberman & Associates, P.A.

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP

23.3	Consent of Ernst & Young

23.4	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Form of Stock Incentive Plan

99.2	Form of Option Agreement under Stock Incentive Plans

Each of the 2004 Stock Incentive Plan, the 2005 Stock Incentive Plan and the 2006 Stock Incentive Plan is identical in form except with respect to certain dates. Accordingly, a single Form of the Stock Incentive Plan (omitting such dates) is filed herewith as Exhibit 99.1. Except for certain grant specific information, the Option Agreements relating to each of the foregoing Plans is identical in form and content. A form of the Option Agreement (omitting any grant-specific information) is filed herewith as Exhibit 99.2.